DATE: June 19, 2006
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS ANNOUNCES OFFERING OF CONVERTIBLE SENIOR SUBORDINATED NOTES
MINNEAPOLIS, MN, June 19, 2006 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD), today announced its intention to offer $325 million in aggregate principal amount of Convertible Senior Subordinated Notes due July 1, 2036 pursuant to a registration statement filed with the Securities and Exchange Commission. The Company also intends to grant the underwriters an option to purchase up to an additional $48.75 million aggregate principal amount of convertible notes to cover over-allotments, if any.
The Company intends to use the net proceeds of the offering to fund a portion of the merger consideration of the Company’s previously announced acquisition of Laserscope and for general working capital purposes. If the Laserscope acquisition does not occur, the Company intends to use the net proceeds from this offering for working capital and general corporate purposes, including possible acquisitions. The closing of the sale of any convertible notes is subject to the Company’s acceptance of the final terms available for the convertible notes, including the conversion rate and other customary closing conditions.
A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Piper Jaffray & Co is acting as the sole bookrunner for the offering. Co-managers are Thomas Weisel Partners LLC and KeyBanc Capital Markets. A copy of the prospectus and prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Piper Jaffray & Co at 800 Nicollet Mall, Suite 800, Minneapolis MN 55402, (612) 303-6000.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to provide approximately 170,000 patient cures in 56 countries during 2005.

Contact:	Carmen Diersen
Executive Vice President and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com